Exhibit 1.1

AGREEMENT

This Agreement (this “Agreement”), dated as of this 21st day of March, 2006, is by and between Ernest M. Hall, Jr. (“Hall”), OYO Corporation U.S.A., a Texas corporation (“OYO USA”), and OYO Geospace Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, OYO USA currently owns 1,450,000 shares of common stock, $.01 par value, of the Company (the “Common Stock”);

WHEREAS, as part of the compensation for Hall’s employment with OYO USA, on April 16, 1998, OYO USA granted to Hall the option (the “Initial Option”) to purchase 160,000 shares of Common Stock owned by OYO USA (the “Initial Option Shares”) pursuant to the Stock Purchase (Call) Option Agreement dated as of April 16, 1998, between OYO USA and Hall (the “Initial Option Agreement”);

WHEREAS, as part of the compensation for Hall’s employment with TrueTime, Inc., a former subsidiary of OYO USA, on December 16, 1999, OYO USA granted to Hall the option to purchase 140,000 shares of common stock of True Time, Inc. owned by OYO USA (the “True Time Option”);

WHEREAS, following the acquisition of TrueTime, Inc. by Symmetricom, Inc. on June 28, 2002, Hall consented to the cancellation of the True Time Option and received in consideration therefor a grant by OYO USA of an option (the “Additional Option,” and together with the Initial Option, the “Options”) to purchase 140,000 shares of Common Stock owned by OYO USA (the “Additional Option Shares,” and together with the Initial Option Shares, the “Option Shares”) pursuant to the Stock Purchase (Call) Option Agreement dated as of June 28, 2002, between OYO USA and Hall (the “Additional Option Agreement,” and together with the Initial Option Agreement, the “Option Agreements”);

WHEREAS, the Initial Option became exercisable on April 16, 2001 and the Additional Option became exercisable on May 31, 2005;

WHEREAS, Hall desires to exercise the Options from time to time and acquire the Option Shares from OYO USA and to subsequently sell the Option Shares, or a portion thereof, in accordance with the terms and conditions set forth herein; and

WHEREAS, the Company is not obligated pursuant to any agreement between the Company and Hall to register the Option Shares or to otherwise facilitate the sale by Hall of the Option Shares, but has determined that it is in the Company’s best interest to register the Option Shares to facilitate the sale by Hall of the Option Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties to this Agreement agree as follows:

1. Defined Terms. For purposes of this Agreement, the following defined terms shall have the following meanings (in addition to the terms defined in the recitals and elsewhere in the Agreement):

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Prospectus”	means the prospectus included in the Shelf Registration Statement (including any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of the Shelf Registration Statement in reliance on Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to any of the foregoing, including post-effective amendments.

“Rule 144”	means Rule 144 promulgated under the Securities Act or any similar or successor rule.

“Rule 415”	means Rule 415 promulgated under the Securities Act or any similar or successor rule.

“SEC”	means the U.S. Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

2. Shelf Registration.

(a) The Company shall, prior to the end of the thirty (30) day period following the acquisition by Hall of the Option Shares (the “Acquisition Date”), file with the SEC a “shelf” registration statement on Form S-3 for an offering by Hall of all of the Option Shares to be made on a continuous basis pursuant to Rule 415 (the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to (i) have the Shelf Registration Statement declared effective by the SEC within ninety (90) days following the Acquisition Date and (ii) keep the Shelf Registration Statement continuously effective until the date that is two (2) years from the Acquisition Date, or such shorter period ending when all of the Option Shares have been sold by Hall in the manner set forth and as contemplated by the Shelf Registration Statement and otherwise pursuant to this Agreement (the “Effectiveness Period”).

(b) The Company shall be entitled to suspend sales under the Shelf Registration Statement for: (i) any period, if the Company reasonably determines that the Shelf Registration Statement or the offering covered thereby would interfere with or require public disclosure of any financing, acquisition, corporate reorganization or other transaction involving the Company or any of its subsidiaries, or (ii) any period during which the SEC requires such postponement or suspension. The Company shall give prompt written notice to Hall of any such postponement or suspension and shall likewise give prompt written notice to Hall of the termination of any such postponement or suspension. The Effectiveness Period shall be extended for the period of any such postponement or suspension.

(c) The Company is hereby agreeing to file only one Shelf Registration Statement hereunder, which Shelf Registration Statement shall cover all of the Option Shares once owned by Hall.

3. Registration Procedure.

(a) In connection with the filing of the Shelf Registration Statement pursuant to Section 2, the Company shall effect such registration to permit the sale by Hall of the Option Shares in accordance with the intended method or methods of disposition described therein, and in connection therewith, the Company shall:

(i) prepare and file the Shelf Registration Statement with the SEC prior to the end of the thirty (30) day period following the Acquisition Date, use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective and remain effective during the Effectiveness Period and use its commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period;

(ii) notify Hall of the effectiveness of the Shelf Registration Statement and any post-effective amendments thereto;

(iii) before filing the Shelf Registration Statement or any amendments thereto (including post-effective amendments) or the Prospectus or any amendments or supplements thereto, furnish to Hall copies of all such documents proposed to be filed and provide Hall an opportunity to review such documents prior to the filing thereof;

(iv) use its commercially reasonable efforts to prepare and file with the SEC such amendments (including post-effective amendments) to the Shelf Registration Statement and any amendments or supplements to the Prospectus as may be necessary to comply with applicable law;

(v) at any time when the Prospectus is required to be delivered under the Securities Act, notify Hall of the occurrence of an event with respect to the Company requiring the preparation of a supplement or amendment to the Prospectus so that, as thereafter delivered to the purchasers of the Option Shares, the Prospectus does not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading with respect to the Company, and promptly make available to Hall any such supplement or amendment;

(vi) furnish to Hall such number of copies of the Shelf Registration Statement, each amendment thereto (including any post-effective amendments), the Prospectus and any amendments and supplement thereto and such other documents as Hall may reasonably request to facilitate the disposition of the Option Shares, and after the filing of the Shelf Registration Statement, promptly notify Hall of any stop order issued or threatened by the SEC suspending the effectiveness of the Shelf Registration Statement or preventing or suspending the use of the Prospectus;

(vii) use its commercially reasonable efforts to prevent the issuance by the SEC of any order suspending the effectiveness of the Shelf Registration Statement or preventing or suspending the use of the Prospectus, and if any such order is issued, use its commercially reasonable efforts to obtain the withdrawal of any such order;

(viii) use its commercially reasonable efforts to register or qualify the Option Shares under state securities and blue sky laws of such jurisdictions as Hall reasonably requests, keep such registrations or qualifications effective during the Effectiveness Period and do any and all other acts and things which may be reasonably necessary or advisable to enable Hall to consummate the disposition of the Option Shares in such jurisdictions; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (viii), (B) subject itself to taxation in any such jurisdiction where it is not then so subject or (C) consent to general service of process in any such jurisdiction;

(ix) use its commercially reasonable efforts to cause the Option Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Hall to consummate the disposition of the Option Shares;

(x) make available for inspection by Hall, any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other professional retained by Hall or any such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Shelf Registration Statement. Each such Inspector shall agree (and Hall hereby agrees on behalf of himself and his attorneys and accountants) that information obtained by such Inspector as a result of such inspections that is deemed confidential will not be disclosed by such Inspector or used by such Inspector as the basis for any market transactions in securities of the Company unless and until such is made generally available to the public. Each such Inspector shall also agree (and Hall hereby agrees on behalf of himself and his attorneys and accountants) that such Inspector will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company the opportunity to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(xi) otherwise comply with all applicable rules and regulations of the SEC, and make available to its stockholders an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(xii) use commercially reasonable efforts to cause any of the Option Shares which are not already quoted on the Nasdaq Stock Market to be quoted on the Nasdaq Stock Market or to be listed on any securities exchange on which the Common Stock is then listed.

(b) The Company may require Hall to furnish to the Company such information regarding Hall and the distribution of the Option Shares as the Company may from time to time reasonably request and such other information as may be legally required in connection with the registration of the Option Shares. Hall hereby agrees to provide all such information to the Company upon request.

(c) Hall agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(a)(v), Hall will forthwith discontinue dispositions of the Option Shares until Hall has received copies of the supplemented or amended Prospectus contemplated by Section 3(a)(v), and, if so directed by the Company, Hall will deliver to the Company all copies, other than permanent file copies then in Hall’s possession, of the Prospectus covering the Option Shares which had been current at the time of receipt of such notice. The Effectiveness Period will be suspending for the period of time during which Hall is restricted, pursuant to this paragraph, from selling the Option Shares.

(d) Hall agrees to notify the Company of any event relating to Hall or the Option Shares that occurs that would require the preparation of a supplement or amendment to the Prospectus so that the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to Hall or the Option Shares.

4. Dispositions of Option Shares.

(a) Hall agrees that without the prior written consent of the Company, Hall will not make any disposition of Option Shares other than in accordance with the following:

(i) During any three (3) month period, Hall will not sell or otherwise dispose of Option Shares (whether pursuant to a registration statement or an exemption from registration) in an amount exceeding the greater of (i) one percent (1%) of the number of shares of Common Stock outstanding, as shown on the most recent report filed by the Company with the SEC and (ii) the average weekly reported trading volume of Common Stock on the Nasdaq Stock Market during the four (4) calendar weeks preceding the date of receipt of the order to execute the transaction by the broker, in a broker transaction, or the date of execution of the transaction, in a transaction through a market maker or any other transaction.

(ii) Each sale of Option Shares will be made in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act and paragraph (g) of Rule 144, or in transactions directly with a “market maker,” as that term is defined in Section 3(a)(38) of the Exchange Act, and Hall shall not:

(1) solicit or arrange for the solicitation of orders to buy Option Shares in anticipation of or in connection with such transactions; or

(2) make any payment in connection with the offer or sale of the Option Shares to any person other than the broker who executes the order to sell the Option Shares.

(b) The Company agrees that it will not withhold its consent to any sale or other disposition by Hall of the Option Shares, or any portion thereof, in a transaction that does not comply with paragraph (a) above so long as Hall makes appropriate arrangements acceptable to the Company for delivery of a Prospectus in the manner required by and otherwise in accordance with the Securities Act and so long as such sale or other disposition will not, in the Company’s reasonable opinion, disrupt the market for the Common Stock.

5. Payment of Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, whether or not the Shelf Registration Statement is filed or becomes effective, including all registration and filing fees, fees and expenses of compliance with securities and blue sky laws (including fees and disbursements of counsel in connection with blue sky registrations or qualifications), printing expenses, messenger and delivery expenses, fees and expenses incurred in connection with the listing of the Option Shares on the Nasdaq Stock Market or any other securities exchanges on which similar securities issued by the Company are then quoted or listed, fees and disbursements of the Company’s counsel and independent certified public accountants (including the expenses of any special audit or comfort letters required by or incident to such performance) and fees and expenses of other persons retained by the Company or Hall in connection with the registration of the Option Shares, including brokerage fees and fees and expenses of any underwriters (including any underwriting discounts or commissions attributable to the sale of the Option Shares) and fees and expenses of counsel for Hall (collectively, the “Registration Expenses”), shall all be borne by Hall. Any Registration Expenses paid by the Company shall be reimbursed by Hall within thirty (30) days of demand by the Company.

6. Indemnification.

(a) Indemnification by the Company. To the extent permitted by applicable law, the Company agrees to indemnify and hold harmless Hall from and against any and all losses, claims, damages (whether in contract, tort or otherwise), liabilities and expenses (including reasonable costs of investigation) whatsoever (as incurred or suffered) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished to the Company by or on behalf of Hall for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in the Prospectus, the indemnity provisions of this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the Prospectus was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or before the written confirmation of the sale of any Option Shares to such person if the Company had previously provided Hall with such current copy of the Prospectus and such current copy of the Prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense.

(b) Indemnification by Hall. Hall agrees to indemnify and hold harmless the Company and OYO USA, their respective directors and officers and each person, if any, who controls the Company or OYO USA within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (i) to the same extent as the foregoing indemnity from the Company to Hall, but with respect to information furnished by or on behalf of Hall for use in the Shelf Registration Statement or the Prospectus and (ii) for the failure to deliver a Prospectus to any purchaser or prospective purchaser of Option Shares in the manner required by, or in accordance with, the Securities Act. In case any action or proceeding shall be brought against the Company or OYO USA or any of their respective directors or officers, or any such controlling person, in respect of which indemnity may be sought from Hall hereunder, Hall shall have the rights and duties given to the Company, and the Company and OYO USA and their respective directors or officers or such controlling person shall have the rights and duties given to Hall, by the preceding paragraph.

(c) Indemnification Procedure. If any action or proceeding (including any governmental investigation) shall be brought or asserted against Hall or the Company or OYO USA in respect of which indemnification may be sought by such person (as applicable, the “Indemnified Party”) pursuant to paragraph (a) or (b) above from an indemnifying party (the “Indemnifying Party”), the Indemnified Party shall give prompt notice thereof (the “Indemnification Notice”) to the Indemnifying Party, and the Indemnifying Party shall promptly assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, and shall assume the payment of all expenses. The failure of the Indemnified Party to deliver the Indemnification Notice in accordance with the foregoing sentence shall not relieve the Indemnifying Party of its indemnity agreement herein unless and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses with respect thereto. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the use by the Indemnified Party of counsel selected by the Indemnifying Party would present such counsel with a conflict of interest or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of Indemnified Party); it being understood, however, that the Indemnifying Party shall not, in connection with any such action or proceeding of separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any action or proceeding effected without the Indemnifying Party’s written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, then the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

(d) Contribution.

(i) If the indemnification provided for in this Section 6 is unavailable to any Indemnified Party in respect of any losses, claims, damages, liabilities or judgments referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and judgments in such proportion as is appropriate to reflect the relative fault of the parties in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(ii) The parties agree that it would not be just or equitable if contribution pursuant to this Section 6(d)(i) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by the Indemnified Party as a result of the losses, claims, damages, liabilities, or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Payment of Indemnification and Contribution. The indemnification and contribution required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when invoices are received or expense, loss, damage or liability are incurred.

7. Rule 144 and Reports. The Company covenants and agrees that, upon the Shelf Registration Statement becoming effective, it will file the reports required to be filed by it under the Securities Act and the Exchange Act, and, if at any such time, the Company is not required to file such reports, the Company will, upon the request of Hall, make available such information necessary to permit sales pursuant to Rule 144 and it will take such other action as Hall may reasonably request, all to the extent required from time to time to enable Hall to sell the Option Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

8. Underwritten Registration. If any of the Option Shares covered by the Shelf Registration Statement are to be sold in an underwritten offering, Hall shall select the underwriter that will manage the offering, which underwriter shall be reasonably acceptable to the Company. Hall may not participate in any such underwritten registration unless he agrees to sell the Option Shares in such underwritten offering on the basis provided in any underwriting arrangements approved by Hall and the Company and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

9. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally or sent by facsimile to the persons identified below, or three days after mailing in the United States mails if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to OYO USA:

OYO Corporation U.S.A.

245 N. Carmelo Avenue, Suite 101

Pasadena, California 91107

Attention: President

Facsimile: (626) 793-1536

Confirm: (626) 744-5065

With a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Charles H. Still

Facsimile: (713) 651-5246

Confirm: (713) 651-5151

(b)	if to the Company:

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040

Attention: Gary D. Owens

Facsimile: (713) 986-4445

Confirm: (713) 986-4444

With a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Charles H. Still

Facsimile: (713) 651-5246

Confirm: (713) 651-5151

(c)	If to Hall:

Ernest M. Hall, Jr.

1 Inwood Oaks

Houston, Texas 77024

Facsimile: (713) 465-4992

Confirm: (713) 465-5232

Each party shall have the right to change its address for notice hereunder to any other location by the giving of written notice to the other parties in the manner set forth above.

10. Binding Effect; Successors and Assigns. This Agreement and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto.

11. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12. Entire Agreement. This Agreement contains the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matters hereof.

13. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflicts of law principles.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15. Captions and Paragraph Headings. Captions and paragraph headings used in this Agreement are for convenience only, are not part of this Agreement and will not be used in construing it.

16. Severability. If any term or provision of this Agreement or the application thereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Exhibit 1.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, effective as of the date and year first above written.

OYO CORPORATION U.S.A.

By:	/s/ Katsuhiko Kobayashi
Name:	Katsuhiko Kobayashi
Title:	President

OYO GEOSPACE CORPORATION

By:	/s/ Gary D. Owens
Name:	Gary D. Owens
Title:	Chairman of the Board, President and
Chief Executive Officer

/s/ Ernest M. Hall, Jr.
Ernest M. Hall, Jr.